Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-38060 of Mercury Basic Value Fund, Inc. (the “Fund”) on Form N-1A of our reports dated August 15, 2005, for the Fund and for Master Basic Value Trust, respectively, both appearing in the June 30, 2005 Annual Report of the Fund, which are incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

October 17, 2005